Exhibit 10.1

NOTE MANDATORY REDEMPTION AGREEMENT

This Note Mandatory Redemption Agreement (this “Agreement”) is entered into as of the 8th day of December, 2025, by and between ETHZilla Corporation (f/k/a 180 Life Sciences Corp.), a Delaware corporation with offices located at 3000 El Camino Real, Bldg. 4, Suite 200, Palo Alto, CA) (the “Company”), and the investors signatory hereto (collectively, the “Investors”), with reference to the following facts:

A. Prior to the date hereof, pursuant to that certain Securities Purchase Agreement, dated as of August 8, 2025 (as amended, modified or waived prior to the date hereof, the “Securities Purchase Agreement”), by and between the Company and the Investors, the Company, among other things, issued to the Investors those certain senior secured convertible notes with $516,148,000 in aggregate principal amount outstanding as of the date hereof (the “Notes”). Capitalized terms not defined herein shall have the meaning set forth in the Securities Purchase Agreement.

B. As of December 8, 2025, the Company holds (i) $509,090,068.18 in cash in a restricted account (the “Cash Controlled Account”) subject to a Controlled Account Agreement with a Controlled Account Bank and (ii) 11,374.893513 Ethereum with Coinbase Global, Inc. (the “Custodian”) in a restricted account (the “ETH Controlled Account”) subject to a Crypto Control Agreement.

C. On the terms and subject to the conditions set forth herein, the Company shall redeem all of the Notes then outstanding for a purchase price per Note equal to the sum of (i) 117% of the outstanding principal amount of such Note and (ii) 100% of the sum of (A) Interest (as defined in the Notes) on the principal of such Note that remains accrued and unpaid as of the Actual Payoff Date (as defined below), plus (B) accrued and unpaid Late Charges (as defined in the Notes), if any, with respect to such Note, plus (C) any other unpaid amounts pursuant to the Transaction Documents, if any, in each case, as of such date of determination (each, a “Per Note Purchase Price”, and collectively, the “Purchase Price”).

D. As of any time of determination, (i) such portion of the Purchase Price of the Notes of an Investor fully collateralized (on a dollar-for-dollar basis) by such Investor’s Holder Pro Rata Amount (as defined in the Notes) of the sum of (A) cash in the Cash Controlled Account plus (B) the interest earned on such cash in the Cash Controlled Account through and including the Actual Payoff Date (as defined below), as applicable, shall each be referred to as a “Cash Collateralized Amount” and (ii) the greater of (A) zero (0) and (B) such portion of the Purchase Price of the Notes of an Investor equal to the difference of (x) the aggregate Per Note Purchase Price of the Notes of an Investor less (y) the Cash Collateralized Amount of such Investor shall each be referred to herein as the “Remaining Payment Amount” of such Investor.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants hereinafter contained, the parties hereto agree as follows:

1. Repurchase of Notes.

(a) On the terms and subject to the conditions set forth herein, the Company hereby agrees to pay the Purchase Price in full to the Investors on or prior to December 30, 2025 (the “Mandatory Note Redemption Deadline”). If the Company fails to pay the applicable Remaining Payment Amount to each Investor on or prior to December 24, 2025 (the “Partial Repayment Deadline”), the Company shall use all of the cash then held by the Company to pay such portion of the Remaining Payment Amount to the Investors, pro rata, as applicable, representing the cash then available to the Company (the “Partial Cash Payment”).

(b) The Company hereby agrees, if it cannot access or otherwise raise sufficient funds to pay the Remaining Payment Amount of the Notes on or prior to the Mandatory Note Redemption Deadline and the Company has made the Partial Cash Payment, then, on or prior to the Partial Repayment Deadline, the Company may deliver a written election instructing the Collateral Agent to sell Ethereum held in the ETH Controlled Account as necessary to satisfy the Company’s obligations to pay the Remaining Payment Amount to the Investors (such sale, the “ETH Liquidation”, and such portion of the Remaining Payment Amount to be satisfied in the ETH Liquidation, the “Specified ETH Amount”) and with such ETH Liquidation to be completed by no later than close of business on December 26, 2025. For the avoidance of doubt, if the Company does not deliver such written election to the Investors, (x) the Investors shall not consummate the ETH Liquidation in accordance herewith and (y) the Company shall pay the Remaining Payment Amount in full to the Investors by December 29, 2025 (including, without limitation, any Partial Cash Payment paid prior to such time of determination).

(c) If the Company shall have paid the Remaining Payment Amount to the Investors on or prior to the Mandatory Note Redemption Deadline, on the Payoff Date the Company hereby irrevocably authorizes the Collateral Agent to instruct the Controlled Account Bank to release the Cash Collateralized Amounts of the Notes then held in the Cash Controlled Account to the Investors in accordance with the wire instructions attached hereto as Schedule I (or such other instructions as any such Investor shall provide the Company in writing prior thereto).

(d) Upon the Company’s payment in full (i) to each Investor of the Purchase Price and (ii) to Kelley Drye & Warren LLP of the Counsel Payment Amount (as defined below) (the date that foregoing subclauses (i) and (ii) are satisfied, the “Actual Payoff Date”), the Notes shall be deemed satisfied in full and shall automatically be cancelled and be of no further force or effect.

(e) Solely to the extent the Company elects any ETH Liquidation pursuant to Section 1(b), within one (1) Business Day of completing such ETH Liquidation, Collateral Agent shall deliver a written notice (which may be via e-mail) to the Company specifying the aggregate amount of sale proceeds attributable to such ETH Liquidation (collectively the “ETH Sale Proceeds”). If the aggregate amount of ETH Sale Proceeds is less than the Specified ETH Amount, then the Company shall within one (1) Business Day pay the amount of such deficit (the “Additional Payment”), pro rata to the Investors, in accordance with the wire instructions attached hereto as Schedule I (or such other instructions as any such Investor shall provide the Company in writing prior thereto); provided, however, the parties hereto agree and acknowledge that there shall be no breach of the Mandatory Note Redemption Deadline to the extent the Company remits such Additional Payment within one (1) Business Day as contemplated above regardless of whether the Mandatory Note Redemption Deadline has elapsed on the date of such Additional Payment. If the aggregate amount of ETH Sale Proceeds exceeds the Specified ETH Amount and the Actual Payoff Date has occurred, then the amount of such excess shall promptly (but in any event within one (1) Business Day) be returned to the Company by wire transfer of immediately available funds to the Cash Controlled Account.

2. Release of Liens. On the Actual Payoff Date, all Liens granted to the Collateral Agent under any Note Document shall automatically and irrevocably be terminated and be released, without further action by any Person. As soon as practicable after the Actual Payoff Date, as reasonably requested by, and at the sole cost of, the Company and its Subsidiaries (collectively, the “Grantors”), the Collateral Agent shall deliver to the Company, in accordance with the Company’s written instructions provided to the Collateral Agent, (a) all UCC-3 termination statements, releases of Liens, discharges, terminations and other release documentation which are required to be executed by the Collateral Agent to release the Collateral Agent’s Liens and security interests in all of the assets and property of the Grantors, (b) all physical Notes (if any) previously issued to the Investors evidencing the obligations under the Note Documents, (c)(i) written notice of termination to NewEdge Securities, LLC (“NewEdge”) in accordance with Section 9 of the Notification and Control Agreement (the “Cash Control Agreement”), dated August 8, 2025, by and among NewEdge, 180 SPV Treasury Vehicle I, LLC, a Delaware limited liability company, and the Collateral Agent, duly authorized and executed by two officers named in the Schedule of Authorized Officers (as defined in the Cash Control Agreement), expressly stating that all of the Collateral (as defined in the Cash Control Agreement) shall be released and the Cash Control Agreement shall be terminated and (ii) a Notice of Termination (as defined in that Coinbase Prime Account Control Agreement, dated August 7, 2025 (the “Crypto Control Agreement”) by and among the Company, Coinbase Inc., as account custodian (“Coinbase”) and the Collateral Agent) to each of Coinbase and the Company, in accordance with Section 8 of the Crypto Control Agreement, expressly stating that the Collateral Agent is terminating the Crypto Control Agreement and no longer claims any security interest in the Controlled Accounts (as defined in the Crypto Control Agreement), (d) all instruments (if any) evidencing pledged debt and all equity certificates and any other possessory collateral previously delivered to the Collateral Agent and/or Investors securing the obligations under the Note Documents and (e) such other terminations, notices, releases, instruments, documents and/or evidence of the lien releases provided herein as may be reasonably required to enable the Grantors to terminate or release any lien granted to the Collateral Agent under the Security Agreement or the other Transaction Documents.

Without limiting the foregoing, effective as of the Actual Payoff Date, the Collateral Agent hereby authorizes the Company and any designee of the Company (including its counsel) to prepare, execute (in the name of the Collateral Agent, as applicable), deliver and file any and all UCC-3 termination statements, IP releases, satisfactions, discharges, and other filings or instruments as may be reasonably necessary or desirable to evidence or effect the termination and release of the Liens and security interests granted to the Collateral Agent under the Note Documents. The Collateral Agent agrees to promptly provide any wet-ink signatures or other confirmations reasonably requested by the Company to facilitate any such filing and to coordinate with any custodians, banks, depositories or other third parties to terminate any control, blocked account, or similar arrangements. If the Collateral Agent has not delivered any item required under this paragraph within two (2) Business Days after the Actual Payoff Date, the Company (or its designee) is further authorized to complete and file any such instruments or terminations in lieu of the Collateral Agent, and the Collateral Agent shall be deemed to have approved and ratified such filings.

The Collateral Agent and the Investors shall have no liability to any Grantor for the termination, release or assignment of any financing statement, if the Collateral Agent shall have complied with written instructions from Grantors.

3. Invalidation of Payments; Reinstatement of Notes and Liens. If any payment or transfer (or any portion thereof) to the Collateral Agent, any Investor or any other Secured Party (as defined in the Security Agreement), including, but not limited to the payment of the Purchase Price or Remaining Payment Amount, as applicable, shall be subsequently invalidated, declared to be fraudulent or a fraudulent conveyance or preferential, avoided, rescinded, set aside or otherwise required to be returned or repaid, whether in bankruptcy, reorganization, insolvency or similar proceedings involving any Grantor or otherwise, then the obligations purportedly satisfied with such payment or transfer under the Notes and the liens established by the Transaction Documents, as applicable, shall immediately be reinstated, without need for any action by any Person, and shall be enforceable against the Grantors and their successors and assigns as if such payment had never been made (in which case this Agreement shall in no way impair the claims of the Collateral Agent, the Investors or any other Secured Party with respect to such payment or transfer).

4. General Release Upon Payoff. As of the Actual Payoff Date, each Grantor hereby releases, discharges, and acquits the Collateral Agent and each Investor, their respective officers, directors, shareholders, agents, employees, attorneys, subsidiaries, and affiliates, and their respective successors, assigns, heirs, and representatives (collectively, the “Released Parties”), on and with effect from the Actual Payoff Date, from any and all further obligations to any Grantor under or in connection with the Securities Purchase Agreement and the other Transaction Documents and from any and all claims, rights, demands, injuries, debts, damages, liabilities, omissions, accounts, contracts, agreements, actions, and causes of action, whether at law or in equity, and whether based on contract, tort, or otherwise, known or unknown, suspected or unsuspected, of every kind and nature, which any Grantor, or its successors, assigns, heirs, and representatives at any time had, now have, or hereafter can or may have against any of the respective Released Parties, in any way arising from or related to the Securities Purchase Agreement or any other Transaction Document and the transactions thereunder; provided, however, that the Grantors do not release, discharge or acquit Collateral Agent or the Investors from their obligations specifically set forth in this Agreement. It is the intention of each Grantor that in executing this Agreement that the same shall be effective as a bar to each and every claim, demand and cause of action hereinabove specified and in furtherance of this intention waives and relinquishes all rights and benefits under any provision of any applicable law which provides that a general release does not extend to claims which the creditor does not know or suspect to exist in its favor at the time of executing the release, which if known by it might have materially affected its settlement with the Grantors.

5. Amendment to Securities Purchase Agreement. As of the Effective Time (as defined below), the Securities Purchase Agreement is hereby amended such that the defined term “Transaction Document” shall be amended to include this Agreement (which, for the avoidance of doubt, shall, for all purposes under the Transaction Documents, be an agreement delivered in connection with the transactions contemplated by the Notes and the Securities Purchase Agreement).

6. Representations and Warranties of the Company. The Company represents and warrants to each Investor as of the date hereof and as of the Actual Payoff Date as follows:

(a) Organization, Good Standing and Qualification. The Company is duly incorporated, validly existing and in good standing under the laws of Delaware with full right, corporate, partnership, limited liability company or similar power and authority to enter into and to consummate the transactions contemplated by the Agreement and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of the Agreement and performance by the Company of the transactions contemplated by the Agreement have been duly authorized by all necessary corporate, partnership, limited liability company or similar action, as applicable, on the part of the Company. The Agreement has been duly executed by the Company, and when delivered by the Company in accordance with the terms hereof, will constitute the valid and legally binding obligation of the Company, enforceable against it in accordance with its terms, except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(b) Authority. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby (i) are within the power of the Company and (ii) have been duly authorized by all necessary actions on the part of the Company.

(c) Enforceability. This Agreement has been duly and validly authorized, executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

(d) Non-Contravention. The authorization, execution and delivery by the Company of this Agreement and the performance and consummation of the transactions contemplated thereby do not and will not (i) violate the Company’s articles of association or memorandum of association or any material judgment, order, writ, decree, statute, rule or regulation applicable to the Company; or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company is a party or by which it is bound, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities or “blue sky” laws) applicable to the Company.

(e) Public Filings. The Company is current in its filings of all reports, schedules, forms, statements and other documents required to be filed by it with the Commission pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(f) Information. The Company confirms that neither it nor to its knowledge any other Person acting on its behalf has provided the Investor or any of its agents or counsel with any information that constitutes or could reasonably be expected to constitute material, non-public information concerning the Company or any of its subsidiaries, other than the existence of the transactions contemplated by this Agreement. The Company understands and confirms that the Investor will rely on the foregoing representations in effecting transactions in securities of the Company.

7. Representations and Warranties of each Investor. Each Investor represents and warrants to the Company as of the date hereof as follows:

(a) Authority. The execution, delivery and performance by such Investor of this Agreement and the consummation of the transactions contemplated hereby (i) are within the power of such Investor and (ii) have been duly authorized by all necessary actions on the part of such Investor.

(b) Enforceability. This Agreement has been duly executed and delivered by such Investor and is a valid and binding agreement, enforceable against Investor in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights generally and to general principles of equity.

(c) Ownership of Securities. Such Investor owns and has valid title to the Note held by such Investor free and clear of all liens. Such Investor has not sold, assigned or otherwise transferred to any unaffiliated third party any of such Investor’s right, title or interest in or to any of the Notes, and such Investor has not agreed to do the same.

(d) No Tax or Legal Advice. Such Investor understands that nothing in this Agreement, any other agreement or any other materials presented to Investor in connection with the transactions contemplated hereby constitutes legal, tax or investment advice. Such Investor has consulted such legal, tax and investment advisors as such Investor, in such Investor’s sole discretion, has deemed necessary or appropriate in connection with its decision to enter into this Agreement.

8. Fees and Expenses. On or prior to the Actual Payoff Date, the Company shall pay Kelley Drye & Warren LLP a non-accountable amount of $15,000 for its legal fees and expenses in connection with the preparation and negotiation of this Agreement and transactions contemplated thereby (the “Counsel Payment Amount”). The Counsel Payment Amount shall be paid by the Company whether or not the transactions contemplated by this Agreement are consummated. Except as otherwise set forth above and in the Transaction Documents, each party to this Agreement shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other reasonable and documented expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement.

9. Effective Time. This Agreement shall be effective (the “Effective Time”) upon the due execution and delivery of this Agreement by the Company and the Investors.

10. Termination. If the Company fails to pay the Purchase Price to each Investor on or prior to the Mandatory Note Redemption Deadline, the Investors shall have the right, by delivery of a written notice to the Company, to terminate the Company’s right to effect the transactions contemplated by this Agreement in accordance herewith.

11. Disclosure of Transactions and Other Material Information. On or before 9:00 a.m., New York time, on the third (3rd) Business Day after the date of this Agreement, the Company shall file a Current Report on Form 8-K describing all the material terms of the transactions contemplated by this Agreement in the form required by the 1934 Act, and attaching this Agreement (including all attachments, the “8-K Filing”). From and after the filing of the 8-K Filing, the Company shall have disclosed all material, non-public information (if any) delivered to any Investor by the Company or any of its Subsidiaries, or any of their respective officers, directors, employees or agents in connection with the transactions contemplated by the Amendments and the Transaction Documents (including, without limitation, attaching the form of this Agreement). In addition, effective upon the filing of the 8-K Filing, the Company acknowledges and agrees that any and all confidentiality or similar obligations under any agreement, whether written or oral, between the Company, any of its Subsidiaries or any of their respective officers, directors, affiliates, employees or agents, on the one hand, and each Investor or any of its affiliates, on the other hand, shall terminate.

12. Miscellaneous Provisions. Section 9 of the Securities Purchase Agreement (as amended hereby) is hereby incorporated by reference herein, mutatis mutandis.

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IN WITNESS WHEREOF, the Investors and the Company have executed this Agreement as of the date set forth on the first page of this Agreement.

COMPANY:
ETHZILLA CORPORATION (F/K/A 180 LIFE SCIENCES CORP.)

By:	/s/ McAndrew Rudisill
	Name:	McAndrew Rudisill
	Title:	Chief Executive Officer

IN WITNESS WHEREOF, the Investors and the Company have executed this Agreement as of the date set forth on the first page of this Agreement.

INVESTORS:

HUDSON BAY PH XXII LLC

By:	Hudson Bay Capital Management LP
not individually, but solely as
Investment Advisor to Hudson Bay PH XXII LLC

By:	/s/ Richard Allison
	Name:	Richard Allison
	Title:	Authorized Person

HUDSON BAY SPECIAL OPPORTUNITIES MASTER FUND (D) LP

By:	Hudson Bay Capital Management LP
not individually, but solely as
Investment Advisor to Hudson Bay Special Opportunities Fund (D) LP

By:	/s/ Richard Allison
	Name:	Richard Allison
	Title:	Authorized Person

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